EXHIBIT 8(k)

Participation Agreement – MFS ® Variable Insurance Trust II

JOINDER TO PARTICIPATION AGREEMENT

AMONG

MFS VARIABLE INSURANCE TRUST,

MASSACHUSETTS FINANCIAL SERVICES COMPANY,

AND

THE UNION CENTRAL LIFE INSURANCE COMPANY

                THIS JOINDER TO PARTICIPATION AGREEMENT (“Joinder”) is entered into by MFS Variable Insurance Trust II, a Massachusetts business trust (“Trust II”), MFS Variable Insurance Trust, a Massachusetts business trust (“Trust I”), Massachusetts Financial Services Company, a Delaware corporation (“MFS”), and The Union Central Life Insurance Company, a Nebraska insurance company (the "Company"), for the purpose of amending the Participation Agreement dated October 27, 1995 by and among the Company, Trust I, and MFS (the “Agreement”), as amended, to add Trust II as a party thereto as of the date hereof.  All references in the Agreement to the “Trust” shall be deemed to refer severally to Trust I and Trust II including references to performance of duties and obligations. All capitalized terms not otherwise defined herein shall have the definitions ascribed to them in the Agreement.

                A copy of Trust II’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts.  The Company acknowledges that the obligations of or arising out of this instrument are not binding upon any of Trust II’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of Trust II in accordance with its proportionate interest under the Agreement.  The Company further acknowledges that the assets and liabilities of each Trust II Portfolio are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of such Portfolio(s) on whose behalf Trust II has executed this instrument.  The Company also agrees that the obligations of each Portfolio shall be several and not joint, in accordance with its proportionate interest under the Agreement, and the Company agrees not to proceed against any Portfolio for the obligations of another Portfolio.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Joinder as of July  17, 2013.

THE UNION CENTRAL	MFS VARIABLE INSURANCE TRUST
LIFE INSURANCE COMPANY	on behalf of its Portfolios
By its authorized officer	By its authorized officer and not individually,

/s/ Robert C. Barth	/s/ Ethan D. Corey
Robert C. Barth	Ethan D. Corey
Senior Vice President &	Assistant Secretary
Chief Financial Officer

MASSACHUSETTS FINANCIAL	MFS VARIABLE INSURANCE TRUST II,
SERVICES COMPANY	on behalf of its Portfolios
By its authorized officer,	By its authorized officer and not individually,

/s/ Michael W. Roberge	/s/ Ethan D. Corey
Michael W. Roberge	Ethan D. Corey
President	Assistant Secretary

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